EXHIBIT 4.02



                          CALCULATION AGENCY AGREEMENT


 CALCULATION AGENCY AGREEMENT, dated as of November 13, 2001 (the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman Brothers Inc., as Calculation Agent.


                  WHEREAS, the Company has authorized the issuance of up to $6,000,000 aggregate principal amount of YEELDS(TM) Plus, 8% Yield Enhanced Equity Linked Debt Securities Plus Due November 13, 2003 (the "Securities")*;

                  WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "Indenture"); and

                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

                  NOW THEREFORE, the Company and the Calculation Agent agree as follows:

     1. Appointment of Agent. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

     2. Calculations and Information Provided. The Calculation Agent shall determine (a) the Maturity Payment Amount on the Calculation Date, (b) the Redemption Payment Amount on the Redemption Date, (c) the Closing Level of the Basket, (d) the Starting Multipliers and Ending Multipliers for each of the Underlying Equity Securities in the Basket, (e) any required adjustments to the Multipliers of the Underlying Equity Securities in the Basket and (f) whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of all such determinations and any such adjustment or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this
Section 2.

     3. Calculations. Any calculation or determination by the Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

     4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

     5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                  (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

                  6. Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

                  (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

                  (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

                  (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

     7. Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

                  8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

     9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at Three World Financial Center, New York, New York 10285 (facsimile: (212) 526-7603) (telephone: (212) 526-0511), Attention: Treasurer, with copies to (i) 101 Hudson Street, Jersey City, New Jersey 07302 (facsimile: (201) 524-5451) (telephone: (201) 524-4174), Attention: Treasurer, (ii) One World Financial Center, New York, New York 10281 (facsimile: (646) 836-0627) (telephone: (646) 836-2150), Attention: Corporate Secretary and (iii) 101 Hudson Street, Jersey City, New Jersey 07302 (facsimile: (201) 524-4940) (telephone: (201) 524-5640),
Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at Three World Financial Center, 200 Vesey Street, New York, New York 10285-0600 (facsimile: (212) 526-2755) (telephone: (212) 526-0900), Attention: Equity
Derivatives Trading, with a copy to 101 Hudson Street, Jersey City, New Jersey 07302 (facsimile: (201) 524-5451) (telephone: (201) 524-2000), Attention: Equity
Derivatives  Trading  and (c) in the  case  of the  Trustee,  to it at 111  Wall
Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone: (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

    10. Governing Law. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

    11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.


     IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                                LEHMAN BROTHERS HOLDINGS INC.


                                                By: ___________________________
                                                    Name: Barrett S. DiPaolo
                                                    Title:   Vice President


                                                LEHMAN BROTHERS INC.,
                                                       as Calculation Agent


                                                By: __________________________
                                                    Name: Barrett S. DiPaolo
                                                    Title:   Vice President

                                     ANNEX A

1.       The Basket.

                  The Basket shall be composed of the Underlying Equity Securities (the "Basket").

2.       Determination of the Maturity Payment Amount.

                  The Calculation Agent shall determine the amount payable on the Stated Maturity Date for each $1,000 principal amount of Securities (the "Maturity Payment Amount") and the amount payable upon a Redemption of each $1,000 principal amount of Securities (the "Redemption Payment Amount"). The Maturity Payment Amount shall equal (i) the Closing Level of the Basket and (ii) any accrued but unpaid interest through the Stated Maturity Date. In the event that the Calculation Agent makes a Closing Price Adjustment due to the occurrence of a Market Disruption Event, the payment by the Company of the Maturity Payment Amount will be postponed until the date three Business Days after the date of determination of any such Closing Price Adjustment. The Redemption Payment Amount shall equal (i) the Redemption Price and (ii) any accrued but unpaid interest through the Redemption Date.

3.       Multipliers for the Common Stocks in the Basket.

                  The multiplier for each Underlying Equity Security in the Basket shall be the number of shares or other units (including ADRs) (or fraction of a share or other unit expressed as a decimal) of such Underlying Equity Security included in the Basket (the "Multiplier"). The Multiplier shall be adjusted from time to time during the term of the Securities to give effect to the extraordinary corporate transactions described below in Section 4. The price used to determine the Starting Multiplier for each Underlying Equity Security shall be determined based on the Closing Price for each Underlying Equity Security on November 7, 2001. The Starting Multiplier for each Underlying Equity Security in the Basket will remain constant unless adjusted. No adjustment to a Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Multiplier then in effect. Each Multiplier, and any adjustments to a Multiplier, will be rounded at the Calculation Agent's discretion.

4.       Adjustments to the Common Stocks in the Basket.

                  Adjustments to the Underlying Equity Securities included in the Basket will be made (i) by adjusting the Multiplier then in effect for an Underlying Equity Security in the Basket, (ii) by adding new Underlying Equity Securities, other securities or cash to the Basket and/or (iii) by removing Underlying Equity Securities in the Basket, each as described below. For purposes of these adjustments, except as noted below, ADRs are treated like Underlying Equity Securities if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depositary arrangement for the ADRs or if holders of ADRs are entitled to receive property in respect of the underlying foreign shares.

o If an Underlying Equity Security is subject to a stock split or reverse stock split, then once the split has become effective, the Multiplier then in effect relating to that Underlying Equity Security will be adjusted. The Multiplier will be adjusted to equal the product of the number of shares outstanding after the split with respect to each share immediately prior to effectiveness of the split and the prior Multiplier.

o If an Underlying Equity Security is subject to an extraordinary stock dividend or extraordinary stock distribution in common stock that is given equally to all holders of shares, then once the Underlying Equity Security is trading ex-dividend, the Multiplier will be increased by the product of the number of shares issued with respect to one share and the prior Multiplier.

o If the issuer of an Underlying Equity Security, or, if an Underlying Equity Security is an ADR, the foreign issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Underlying Equity Security will continue to be included in the Basket so long as the primary exchange, trading system or market is reporting a market price for the Underlying Equity Security. If a market price, including a price on a bulletin board service, is no longer available for an Underlying Equity Security included in the Basket, then the value of that Underlying Equity Security will equal zero for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the Basket to compensate for the deletion of that Underlying Equity Security.

o If the issuer of an Underlying Equity Security, or, if an Underlying Equity Security is an ADR, the foreign issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the issuer's common stock are entitled to receive cash, securities, other property or a combination of those in exchange for their common stock, then the following will be included in the Basket:

          o To the extent cash is received, the Basket will include the amount of the cash consideration at the time holders are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning on the first London Business Day after the day on which holders receive the cash consideration until the Stated Maturity Date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

          o To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former Underlying Equity Security will be removed from the Basket and the new securities will be added to the Basket. The Multiplier for the new securities will equal the product of the last value of the Multiplier of the original Underlying Equity Security and the number of securities of the new security exchanged with respect to one share of the original Underlying Equity Security.

          o To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) is received, the calculation agent will determine the fair market value of the securities or other property received and the Basket will include an amount of cash equal to the product of the Multiplier and the fair market value. The Basket will also include accrued interest on that amount. Interest will accrue beginning on the first London Business Day after the day that an affiliate of the Company sells the securities or other property used to hedge the Company's obligations under the notes until the Stated Maturity Date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

o If all of the shares of the class of common stock of which an Underlying Equity Security is a part are converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than that class of common stock of which the Underlying Equity Security is a part, whether by capital reorganization, recapitalization or reclassification, then, once the conversion has become effective, the former Underlying Equity Security will be removed from the Basket and the new common stock will be added to the Basket as an Underlying Equity Security. The Multiplier for each new Underlying Equity Security added to the Basket will equal the product of the last value of the Multiplier of the original Underlying Equity Security and the number of shares of the new Underlying Equity Security issued with respect to one share of the original Underlying Equity Security.

o If the issuer of an Underlying Equity Security in the Basket, or if an Underlying Equity Security is an ADR, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security will be added to the Basket as an Underlying Equity Security. The Multiplier for the new Underlying Equity Security will equal the product of the last value of the Multiplier with respect to the original Underlying Equity Security and the number of shares of the new Underlying Equity Security issued with respect to one share of the original Underlying Equity Security.

o If an ADR is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act of 1934 or is no longer a security quoted on the Nasdaq, then the foreign share underlying the ADR will be deemed to be a new common stock included in the Basket. The initial Multiplier for that new Underlying Equity Security will equal the last value of the Multiplier for the ADR multiplied by the number of underlying foreign shares represented by a single ADR.

o If an Underlying Equity Security is subject to an extraordinary dividend or an extraordinary distribution (including upon liquidation or dissolution) of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of the class of common stock of which the Underlying Equity Security is a part, then the Basket will include the following:

         o To the extent cash is entitled to be received, the Basket will include on each day after the time that the Underlying Equity Security trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received. When the cash consideration is received, the Basket will include the amount of the cash consideration, plus accrued interest. Interest will accrue beginning the first London Business Day after the day that holders receive the cash consideration until the Stated Maturity Date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

          o To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the Calculation Agent will determine the fair market value of the securities or other property received and the Basket will include an amount of cash equal to the product of the Multiplier and the fair market value. The Basket will also include accrued interest on that amount. Interest will accrue beginning on the first London Business Day after the day that an affiliate of the Company sells the securities or other property used to hedge the Company's obligations under the notes until the Stated Maturity Date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

               o If similar corporate events occur with respect to the issuer of an equity security other than an Underlying Equity Security that is included in the Basket, adjustments similar to the above will be made for that equity security. In addition, if any other corporate events occur with respect to the issuer of an Underlying Equity Security included in the Basket, adjustments will be made to reflect the economic substance of those events.

The payment of an ordinary cash dividend from current income or retained earnings will not result in an adjustment to the Multiplier.

5.       Definitions.

                  Set forth below are the terms used in the Agreement and in this Annex A.

                  "ADR" shall mean American depositary receipt.

                  "AMEX" shall mean the American Stock Exchange.

                  "Average Execution Price" shall mean, for a security or other property, the average execution price that an affiliate of the Company receives or pays for such security or property, as the case may be, to hedge the Company's obligations under the Securities.

                  "Basket" shall have the meaning set forth in Section 1 of this Annex A.

                  "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

                  "Calculation Date" shall mean three Business Days prior to the Stated Maturity Date; provided that if a Market Disruption Event occurs on such date, the Calculation Date shall be the previous Business Day on which there was not a Market Disruption Event.

                  "Close of Trading" shall mean 4:00 p.m., New York City time.

                  "Closing Level of the Basket" shall mean the sum of the following amounts calculated with respect to each Underlying Equity Security on the Calculation Date: (i) the Closing Price of such Underlying Equity Security, plus any cash or other equity securities attributable to one share or unit of such Underlying Equity Security as described in Section 4 of this Annex A, multiplied by (ii) the Ending Multiplier for such Underlying Equity Security.

                  "Closing Price" shall mean, for each Underlying Equity Security, as determined by the Calculation Agent based on information reasonably available to it, subject to any Closing Price Adjustment:

                  (i) If the Underlying Equity Security is listed on a United States national securities exchange or trading system or is a Nasdaq security, the last reported sale price at the Close of Trading, regular way, on such day, on the primary securities exchange registered under the Securities Exchange Act of 1934 on which such Underlying Equity Security is listed or admitted to trading or on Nasdaq, as the case may be.

                  (ii) If the Underlying Equity Security is listed on a non-United States securities exchange, trading system (other than a bulletin board) or market, the last reported sale price at the Close of Trading, regular way, on such day, on the primary exchange, trading system or market on which such Underlying Equity Security is listed or admitted to trading, as the case may be. The Closing Price shall then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate.

                  (iii) If the Underlying Equity Security is not listed on a national securities exchange or trading system or is not a Nasdaq security, and is listed or traded on a bulletin board, the Average Execution Price of the Underlying Equity Security. If such Underlying Equity Security is listed or traded on a non-United States bulletin board, the Closing Price will then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate.

                    (iv) If a Market Disruption Event has occurred for an Underlying Equity Security on a day on which the Closing Price for such Underlying Equity Security is to be calculated, the Closing Price for such Underlying Equity Security shall initially be determined using the Closing Price for such Underlying Equity Security on the next preceding Trading Day on which a Market Disruption Event did not occur. Once the Market Disruption Event has ceased, the Closing Price of such Underlying Equity Security shall then be adjusted to equal the Average Execution Price of the Underlying Equity Security.

                  "Closing Price Adjustment" shall mean an adjustment made by the Calculation Agent to an Underlying Equity Security's initial Closing Price due to the occurrence of a Market Disruption Event three Business Days prior to the Stated Maturity Date. A Closing Price Adjustment shall adjust such initial Closing Price, once such Market Disruption Event ceases to exist, to equal the Average Execution Price received upon the sale of that Underlying Equity Security.

                  "Company" shall have the meaning set forth in the preamble to this Agreement.

                 "Discount Factor" shall mean (   1    )x  where x is the number
                                              (--------)
                                              ( 1.275  )
of years from the Issue Date, computed on the basis of a 360-day year of twelve 30-day months.

                  "Ending Multiplier" shall mean, for each Underlying Equity Security, the Starting Multiplier for such Underlying Equity Security adjusted for the occurrence from time to time, prior to the Close of Trading on the Calculation Date, of any of the extraordinary corporate transactions described in Section 4 of this Annex A.

                  "Indenture" shall have the meaning set forth in the preamble to this Agreement.

                  "Issue Date" shall mean November 13, 2001.

                  "Issue Price" shall mean $1,000.

                  "LIBOR" shall mean London Interbank Offered Rate.
                   -----

                  "London Business Day" shall mean shall mean any day in the United Kingdom that is not a Saturday, a Sunday or a day on which the London Stock Exchange is not open for trading or banking institutions or trust companies in the City of London are authorized or obligated by law or parliamentary order to close.

                  "Market Disruption Event", on any day, shall mean any of the following events as determined by the Calculation Agent:

                  (i) A suspension, absence or material limitation of trading in an Underlying Equity Security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading on the primary organized U.S. exchange or trading system on which that security is traded or, in the case of an Underlying Equity Security not listed or quoted in the United States, on the primary exchange, trading system or market for that security. Limitations on trading during significant market fluctuations imposed pursuant to the rules of any primary organized U.S. exchange or trading system similar to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, trading system or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material. Notwithstanding the first sentence of this paragraph, a Market Disruption Event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of that security for more than two hours or during the one-hour period preceding the Close of Trading.

                  (ii) A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading in options contracts related to an Underlying Equity Security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which such options contracts are traded or otherwise.

                  (iii) Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the Close of Trading, of accurate price, volume or related information in respect of an Underlying Equity Security or in respect of options contracts related to an Underlying Equity Security, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

                  For purposes of determining whether a Market Disruption Event has occurred:

                  (i) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

                  (ii) any suspension in trading in an options contract on an Underlying Equity Security by a major securities exchange, trading system or market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, shall constitute a Market Disruption Event notwithstanding that the suspension or material limitation is less than two hours;

                  (iii) a suspension or material limitation on an exchange, trading system or in a market shall include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the Close of Trading on the relevant exchange, trading system or market, but shall not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

                  (iv)     "trading systems" include bulletin board services.

                  "Maturity Payment Amount" shall have the meaning set forth in
Section 2 of this Annex A.

                  "Multiplier" shall have the meaning set forth in Section 3 of this Annex A.

                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

                  "NYSE" shall mean the New York Stock Exchange.

                  "Official W.M. Reuters Spot Closing Rate" shall mean the closing spot rate published on Reuters page "WMRA" relevant for an Underlying Equity Security.

                  "Prospectus Supplement" shall mean the prospectus supplement, dated November 7, 2001, issued by the Company relating to $6,000,000 aggregate principal amount of the Securities.

                  "Redemption" shall mean the option of the Company to redeem, at any time on or after December 13, 2002 until the Stated Maturity Date, in whole but not in part, the Securities.

                  "Redemption Date" shall mean, notwithstanding anything to the contrary in the Indenture, the date set forth in the Redemption Notice, which date shall not be less than 10 nor more than 30 calendar days after the date of the Redemption Notice.

                  "Redemption Notice" shall mean the notice the Company gives to the holders of Securities in order to redeem the Securities.

                  "Redemption Payment Amount" shall have the meaning set forth in Section 2 of this Annex A.

                  "Redemption Price" shall equal, on any Redemption Date, the amount of cash, per $1,000 principal amount of Securities, that when discounted from the Redemption Date to the Issue Date by the applicable Discount Factor and added to the present value of all interest payments made or to be made through the Redemption Date, discounted to the Issue Date by the applicable Discount Factor, will equal the Issue Price.

                  "Starting Multiplier" shall mean, for each Underlying Equity Security, the following:

           Underlying Equity Security     Starting Multiplier (number of shares)
           ------------------------       --------------------------------------

           Applied Materials, Inc.            5.083884
           Cisco Systems, Inc.              10.565240
           Oracle Corporation               12.836970
           Sun Microsystems, Inc.           15.885624
           Veritas Software Corporation       5.613247

                  "Starting Value" shall mean $200 for each Underlying Equity Security.

                  "Stated Maturity Date" shall mean November 13, 2003.

                  "Trading Day" shall mean a day on which trading generally is conducted on the NYSE, AMEX and Nasdaq and in the over-the-counter market for equity securities, as determined by the Calculation Agent.

                  "Trustee" shall have the meaning set forth in the preamble to this Agreement.

     "Underlying Equity Securities" shall mean the securities included in the Basket from time to time and shall initially be the following five common stocks: Applied Materials, Inc., Cisco Systems, Inc., Oracle Corporation, Sun Microsystems, Inc. and Veritas Software Corporation. The Underlying Equity Securities shall be adjusted only by the Calculation Agent pursuant to this Agreement.


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